EXHIBIT 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Amendment No. 11 to Schedule 13D is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: May 17, 2017	ESES HOLDINGS (FZE)

	By:	/s/ Ahmed Shayan Fazlur Rahman
Name: Ahmed Shayan Fazlur Rahman Title: Owner and Director

/s/ Ahmed Shayan Fazlur Rahman
Ahmed Shayan Fazlur Rahman